                                                                    Exhibit 99.1

                          LIMITED PARTNERSHIP AGREEMENT

                                       OF

                                [       ] L.P.

                         A DELAWARE LIMITED PARTNERSHIP

                                        i
                          Limited Partnership Agreement
                                   ([      ])

Exhibit A -- Transaction Documents

                                       ii
                          Limited Partnership Agreement
                                ([       ] L.P.)

                                 [       ] L.P.

                          LIMITED PARTNERSHIP AGREEMENT

         This Limited Partnership Agreement of [    ] L.P. is made and entered
into, effective [    ], by and between [nnn], a Delaware limited liability
company ("[   ]"), as the General Partner, and [      ], a Delaware limited
partnership ("[            ]"), as the Limited Partner.

                                    ARTICLE I

                              DEFINITIONS AND USAGE

         1.1      DEFINITIONS. As used in this Agreement, the following terms have the respective meanings specified below:

                  (a) "Act" means the Delaware Revised Uniform Limited
Partnership Act and any successor statute, as amended from time to time.

                  (b) "Affiliate" means, when used with reference to a specified
Person, any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person. As used in this definition, the term "control" means, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

                  (c) "Agreement" means this Limited Partnership Agreement, as amended, modified, supplemented or restated from time to time in accordance with the provisions hereof.

                  (d) "Bankruptcy" means, with respect to any Person, the
occurrence of any of the following events:

                      (1) Such Person makes an assignment for the benefit of
         creditors;

                      (2) Such Person files a voluntary petition in bankruptcy;

                      (3) Such Person is adjudged a bankrupt or insolvent or an
         order for relief in any bankruptcy or insolvency proceedings is entered against such Person;

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                      (4) Such Person files a petition or answer seeking for
         itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation;

                      (5) Such Person files an answer or other pleading
         admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature;

                      (6) Such Person seeks, consents to or acquiesces in the
         appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties;

                      (7) A proceeding against such Person seeking
         reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation is commenced and is not dismissed within 120 days after such commencement; or

                      (8) A trustee, receiver or liquidator of such Person or of all or any substantial part of its property is appointed without such
         Person's consent or acquiescence and such appointment is not vacated or stayed within 90 days after such appointment or such appointment is not vacated within 90 days after the expiration of any such stay.

The foregoing definition of "Bankruptcy" is intended to replace and shall supersede and replace the definition of "Bankruptcy" set forth in Sections
18-101(1) and 18-304 of the Act.

                  (e) "Benefit Plan Investor" means (a) any "employee benefit plan" as defined in Section 3(3) of ERISA, (b) any "plan" as defined in Section
4975 of the Code, or (c) any entity that is deemed to hold the "plan assets" of any employee benefit plan or other plan by reason of 29 C.F.R. 2510.3-101 or otherwise.

                  (f) "Capital Contribution" means any contribution by a Partner to the capital of the Partnership.

                  (g) "Certificate" means the Certificate of Limited Partnership filed by the General Partner with the Secretary of State of the State of
Delaware in connection with the formation of the Partnership.

                  (h) "Code" means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

                  (i) "[    ]" has the meaning given in the introductory
paragraph.

                  (j) "[    ]" has the meaning given in the introductory
paragraph.

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                  (k) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  (l) "General Partner" means [ ] or any Transferee of all or part of the General Partner's Interest that is admitted to the Partnership as a
Partner with respect to the Transferred Interest pursuant to Section 7.3.

                  (m) "Independent Director" has the meaning given such term in the Limited Liability Company Agreement of the General Partner.

                  (n) "Interest" means all of a Partner's rights and interests in the Partnership in its capacity as a Partner, as provided in this Agreement or the Act.

                  (o) "Limited Partner" means [ ] or any Transferee of all or part of the Limited Partner's Interest that is admitted to the Partnership as a
Partner with respect to the Transferred Interest pursuant to Section 7.3.

                  (p) "Liquidator" has the meaning specified in Section 8.5.

                  (q) "Material Action" means any of the following actions:

                      (1) The institution of proceedings to have the Partnership be adjudicated Bankrupt or insolvent;

                      (2) The consent to the institution of Bankruptcy or
         insolvency proceedings against the Partnership;

                      (3) The filing of a petition seeking, or the consent to,
         reorganization or relief with respect to the Partnership under any applicable federal or state law relating to Bankruptcy;

                      (4) The consent to the appointment of a receiver,
         liquidator, assignee, trustee or sequestrator (or other similar official) of the Partnership or a substantial part of its property;

                      (5) The making of an assignment for the benefit of
         creditors of the Partnership;

                      (6) The written admission of the Partnership's inability
         to pay its debts generally as they become due;

                      (7) To the fullest extent permitted by law, the taking of
         any action in furtherance of any such action described in clauses (1)
         through (6) above; or

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                      (8) To the fullest extent permitted by law, the
         dissolution or liquidation of the Partnership or the taking of any action in furtherance of the dissolution or liquidation of the
         Partnership.

                  (r) "Partner" means the General Partner or the Limited Partner or any other Person hereafter admitted to the Partnership as a Partner pursuant to Section 7.3, but does not include any Person who has ceased to be a Partner.

                  (s) "Partnership" means the Delaware limited partnership
formed pursuant to this Agreement.

                  (t) "Partnership Percentage" means (a) with respect to the
General Partner, 0.01%, and (b) with respect to the Limited Partner, 99.99%.

                  (u) "Permitted Indemnitee" means (1) any Partner, (2) any
Person who was or is an officer, manager, agent or employee of the Partnership,
(3) any Person who was or is a director, officer, manager, agent or employee of a Partner (to the extent such Person was properly engaged in activities for and on behalf of the Partnership) and (4) any Person who was or is serving as a director, officer, manager, agent, employee, trustee or similar functionary of another Person at the request of the Partnership or the General Partner (acting for and on behalf of the Partnership).

                  (v) "Person" means an individual or a partnership, joint
venture, limited liability company, limited liability partnership, corporation, cooperative, trust, estate, unincorporated organization, association or other entity.

                  (w) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative.

                  (x) "Separateness Provisions" means Sections 2.4, the first sentence of Section 5.2, 5.3, 9.2 and Article VII of this Agreement.

                  (y) "Third Party Benefit Provisions" has the meaning specified in Section 9.7.

                  (z) "Transaction Documents" means all the contracts and
agreements described in Exhibit A, as they may be amended, modified or restated
from time to time.

                  (aa) "Transfer" means, when used with respect to an Interest, a sale, transfer, assignment, gift, donation, exchange, pledge, hypothecation, mortgage or any other disposition of such Interest (whether voluntary or involuntary by operation of law, court order, judicial process, foreclosure, levy, attachment or otherwise); and the terms "Transfer" (when used as a verb),
"Transferred," "Transferee" and "Transferor" shall have correlative meanings.

                          LIMITED PARTNERSHIP AGREEMENT
                                 ([      ] L.P.)

         1.2      CONSTRUCTION.

                  (a) Whenever the context permits, the gender of all words used in this Agreement includes the masculine, feminine and neuter, and words of the singular number shall be deemed to include the plural number ( and vice versa).
As used in this Agreement, the term "including" shall mean "including, without limitation."

                  (b) Unless the context makes clear to the contrary, all
references in this Agreement to an Article or a Section refer to articles and sections of this Agreement. When used in this Agreement, the words "hereof,"
"herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  (c) The captions of the Articles, Sections, subsections and paragraphs hereof have been inserted as a matter of convenience of reference only and shall not affect the meaning or construction of any of the terms or provisions of this Agreement

                                   ARTICLE II

                                  ORGANIZATION

         2.1      FORMATION. The Partnership has been formed as a Delaware
limited partnership pursuant to and in accordance with the provisions of the
Act.

         2.2      NAME. The name of the Partnership is "[     ] L.P.," and all
Partnership business shall be conducted in that name or such other names that comply with applicable law as the General Partner may select from time to time.
The Partners shall execute, and the General Partner shall cause to be filed with the proper offices in each jurisdiction in which the Partnership conducts business, any certificates that may be required by the fictitious or assumed name act or similar statute in effect with respect to such jurisdiction.

         2.3      REGISTERED OFFICE; REGISTERED AGENT; PRINCIPAL OFFICE. The
registered office of the Partnership in the State of Delaware, and the registered agent for service of process on the Partnership at such registered office, shall be the office and agent named in the Certificate or such other office or agent as the General Partner may designate from time to time in the manner provided by law. The principal office of the Partnership shall be at [ ]
or such other place as the General Partner may designate from time to time. The
Partnership may have such other offices as the General Partner may designate from time to time.

         2.4      PURPOSES. The purposes of the Partnership are to engage
exclusively in the following activities: [(a) to purchase, receive contributions of and own certain motor

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vehicle loan receivables]; [(a) to purchase, receive contributions of and own beneficial interests in certain motor vehicle lease receivables and the related leased vehicles;] (b) to borrow funds and issue evidences of indebtedness in respect thereof in order to finance or facilitate the purchase of such receivables; (c) to pledge, transfer, finance or sell interests in such property and (d) to engage in any other transactions, contracts or agreements (including interest rate hedge agreements) that are necessary, appropriate or desirable to accomplish the foregoing or are incidental or connected to the foregoing purposes.

         2.5      FOREIGN QUALIFICATION. The General Partner shall cause the
Partnership to comply, to the extent procedures are available and those matters are reasonably within the control of the General Partner, with all requirements necessary to qualify the Partnership as a foreign limited partnership in each jurisdiction other than Delaware in which the Partnership conducts business or owns or leases property. The Partners shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming to this Agreement that are necessary or appropriate to qualify, continue and terminate the Partnership as a foreign limited partnership in all such jurisdictions.

         2.6      TERM. The Partnership shall commence upon the filing of the
Certificate with the Secretary of State of the State of Delaware and shall continue in existence until terminated pursuant to the provisions of Article
VIII.

                                   ARTICLE III

                       PARTNERS AND CAPITAL CONTRIBUTIONS

         3.1      PARTNERS. The sole initial General Partner of the Partnership is [ ], and the sole initial Limited Partner of the Partnership is [ ], each of which shall be admitted to the Partnership as a Partner effective with the commencement of the Partnership.

         3.2      CAPITAL CONTRIBUTIONS.

                  (a) Each of the Partners shall make an initial Capital
Contribution in an amount equal to the product of $1,000.00 multiplied by such
Partner's Partnership Percentage. The Partners shall make such further Capital
Contributions as are agreed between them from time to time, such agreement to make additional Capital Contributions being deemed to have been given by the
Partners if cash or other assets are contributed to the Partnership in accordance with the Transaction Documents. Any such further Capital
Contributions shall be made by the Partners pro rata in accordance with their respective Partnership Percentages. Notwithstanding the foregoing, for so long as the Partnership has outstanding debt held by Persons other than Affiliates of the Partnership, the Partners shall not make significant Capital Contributions in the form of cash to retire such debt.

                          LIMITED PARTNERSHIP AGREEMENT
                                 ([      ] L.P.)

                  (b) Except as otherwise provided in this Agreement, no Partner shall be entitled to any interest on its Capital Contributions or the balance in its capital account, and neither Partner shall have any right to demand or receive the return of its Capital Contribution or the balance in its capital account.

                  (c) Except as specifically provided in this Agreement, no
Partner may contribute capital to, or withdraw capital from, the Partnership. To the extent any money or property that any Partner is entitled to receive pursuant to any provision of this Agreement would constitute a return of capital, each of the other Partners consents to the withdrawal of such capital.

                  (d) Loans by a Partner to the Partnership shall not be
considered Capital Contributions.

                                   ARTICLE IV

                          ALLOCATIONS AND DISTRIBUTIONS

         4.1      ALLOCATIONS. For each fiscal year of the Partnership, the net income or net loss of the Partnership, and each item of Partnership income, gain, loss, deduction and credit for federal income tax purposes, shall be allocated to the Partners pro rata in accordance with their respective
Partnership Percentages; provided, however, that items of income, gain, loss, deduction and credit associated with any property contributed to the capital of the Partnership shall, in accordance with Section 704(c) of the Code, be allocated to the Partners so as to take account of any variation between the adjusted tax basis and the fair market value of such property at the time of contribution.

         4.2      DISTRIBUTIONS. From time to time, the General Partner shall determine to what extent (if any) the Partnership's cash on hand exceeds its current and anticipated needs. If such an excess exists, the General Partner may in its sole discretion cause the Partnership to distribute to the Partners an amount in cash equal to that excess. Any such distributions shall be made to the
Partners pro rata in accordance with their respective Partnership Percentages.
Notwithstanding any provision in this Agreement to the contrary, the Partnership shall not make, and the General Partners shall not approve, any distribution to a Partner on account of its interest in the Partnership if such distribution would (a) violate the Act or other applicable law or (b) constitute a default or event of default under the Transaction Documents.

         4.3      CAPITAL ACCOUNTS. The Partnership shall compute and maintain a capital account for each Partner in accordance with the provisions of section
1.704-1(b)(2)(iv) of the Treasury Regulations promulgated under the Code.

                          LIMITED PARTNERSHIP AGREEMENT
                                 ([      ] L.P.)

                                    ARTICLE V

                                   MANAGEMENT

         5.1      GENERAL. The powers of the Partnership shall be exercised by or under the authority of, and the business and affairs of the Partnership shall be managed by or under the direction of, the General Partner. The acts of the
General Partner, taken on behalf of the Partnership, shall be binding on the
Partnership. Any Person dealing with the Partnership may rely on the authority of the General Partner in taking any action in the name of the Partnership without inquiry into the provisions of this Agreement or compliance herewith, regardless whether that action is actually taken in accordance with the provisions of this Agreement. Except as otherwise provided in this Agreement, the Limited Partner shall not have any right of control or management power over the business or affairs of the Partnership.

         5.2      POWERS OF THE GENERAL PARTNER. Subject to the limitations set forth in this Agreement, the General Partner shall have full and exclusive power and authority to do, on behalf of the Partnership, all things deemed necessary, appropriate or desirable by it to conduct, direct and manage the business and affairs of the Partnership and, in connection therewith, shall have all powers, statutory or otherwise, possessed by general partners of limited partnerships under the laws of the State of Delaware. To the fullest extent permitted by law, the Partnership, and the General Partner on behalf of the Partnership, may enter into and perform the Transaction Documents to which it is a party and all documents, agreements, certificates or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any Partner or other Person.

         5.3      LIMITATIONS ON THE PARTNERSHIP'S ACTIVITIES.

                  (a) PURPOSE. This Section is being adopted to make remote the possibility that the Partnership would enter Bankruptcy, either by itself or by substantive consolidation with the Bankruptcy of other Persons, including [ ], should such a Bankruptcy occur.

                  (b) LIMITATION ON AMENDMENTS. Notwithstanding anything in this
Agreement to the contrary, the General Partner shall not amend, alter or change any portion of the Separateness Provisions (or any of the definitions in Article
I to the extent used in any of the Separateness Provisions) without the consent of each of the Partners (including all Independent Directors of the General
Partner then serving in such capacity).

                  (c) LIMITATION ON MATERIAL ACTIONS. Notwithstanding anything in this Agreement to the contrary (and notwithstanding any provision of law that otherwise so empowers the Partnership, the General Partner or any other Person), neither the General Partner nor any other Person shall be authorized or empowered to cause or

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permit the Partnership to take any Material Action, and the Partnership shall not take any Material Action, without the prior written consent of the General
Partner, and no such consent shall be effective unless it has been approved by all Independent Directors of the General Partner then serving in such capacity.

                  (d) EXISTENCE. The General Partner shall cause the Partnership to do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Partnership shall not be required to preserve any such right or franchise if the General Partner shall determine that the preservation thereof is no longer desirable for the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the
Partnership.

                  (e) OTHER LIMITATIONS.

                           (1) In order to ensure the separate and distinct
         identity of the Partnership, in addition to the other provisions set forth in this Agreement, the General Partner shall cause the
         Partnership to:

                               (A) Maintain its own books of account, bank
                  accounts and records separate from any other Person;

                               (B) Have its own business office (which, however,
                  may be within the premises of and leased from a Partner or the
                  Affiliate of a Partner) at which its own separate books of account and records will be held;

                               (C) Observe all requirements of the Act, the
                  Certificate and this Agreement;

                               (D) Pay all liabilities, including payments to
                  employees, consultants and agents, directly from its own bank account;

                               (E) Readily identify and allocate fairly and
                  reasonably any overhead expenses for shared office space and for services performed by a Partners or its Affiliates,
                  between the Partnership and the Partners or their Affiliates, as applicable;

                               (F) Preserve its limited partnership form and
                  hold itself out to the public and all other Persons as a
                  separate legal entity from all other Persons;

                               (G) Conduct its business in its own name and
                  correct any know misunderstandings regarding its separate
                  identity;

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                               (H) Not identify itself as a division of any
                  other Person;

                               (I) Strictly observe financial formalities and
                  maintain separate financial records that are and will continue to be maintained to reflect its assets and liabilities
                  separate from those of any other Person and that will be
                  available for audit by independent public accountants;

                               (J) Declare and pay all distributions in
                  accordance with law, the provisions of this Agreement and the provisions of the Transaction Documents;

                               (K) Maintain its assets and liabilities in such a
                  manner that its individual assets and liabilities can be
                  readily and inexpensively identified from those of any other
                  Person;

                               (L) Avoid commingling or pooling of its funds or
                  other assets or liabilities with those of any other Person, except temporary commingling of its assets and only to the extent that the provisions of the Transaction Documents permit such temporary commingling;

                               (M) Properly reflect in its financial records all
                  monetary transactions between it and the Partners or their
                  Affiliates;

                               (N) Maintain an arm's length relationship with
                  the Partners and their Affiliates, as applicable;

                               (O) Not hold out its credit or assets as being
                  available to satisfy the obligations of any other Person;

                               (P) Use separate stationery, telephone lines,
                  invoices and checks (to the extent checks are used) from any other Person;

                               (Q) Except as contemplated by the Transaction
                  Documents, not pledge its assets for the benefit of any other
                  Person;

                               (R) Maintain financial statements that will be
                  used by it in its ordinary course of business separate from the financial statements of any other Person, showing its
                  assets and liabilities separate and apart from those of any other Person, and not have its assets listed on any financial statement of any other Person;

                               (S) Except as otherwise permitted or contemplated
                  herein or in the Transaction Documents, hold title to each of the Partnership's assets in the Partnership's name;

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                               (T) File its own tax returns separate from those
                  of any other Person (except to the extent that the Partnership is treated as a "disregarded entity" for tax purposes and is not required to file tax returns under applicable law) and pay any taxes required to be paid under applicable law;

                               (U) Not engage in any business other than as
                  required or permitted to be performed under Section 2.4 or this Section;

                               (V) Maintain adequate capital in light of its
                  contemplated business purpose, transactions and liabilities;
                  and

                               (W) Cause the General Partner, agents and other
                  representatives of the Partnership to act at all times with respect to the Partnership consistently and in furtherance of the foregoing and in the best interests of the Partnership.

         Failure of the Partnership, or the General Partner on behalf of the
         Partnership, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Partnership as a separate legal entity or the limited liability of any Partner.

                           (2) The General Partner shall cause the Partnership
         to refrain from taking, and the Partnership shall not take, any of the following actions:

                               (A) Guaranteeing any obligation of any Person,
                  including any Partner or Affiliate thereof;

                               (B) Incurring, creating or assuming any
                  indebtedness other than as expressly permitted hereunder and under the Transaction Documents;

                               (C) Making or permitting to remain outstanding
                  any loan or advance to, or owning or acquiring any stock or securities of, any Person, except that the Partnership may (i)
                  invest in those investments permitted under the Transaction
                  Documents, (ii) make any advance required or expressly
                  permitted to be made pursuant to any provisions of the
                  Transaction Documents and (iii) permit the same to remain
                  outstanding in accordance with such provisions; or

                               (D) To the fullest extent permitted by law,
                  engaging in any dissolution, liquidation, consolidation,
                  merger, asset sale or transfer of Interests other than such activities as are expressly permitted pursuant to any
                  provision of the Transaction Documents.

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         5.4      CONFLICTS OF INTEREST. The Partners at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, with no obligation to offer to the Partnership or the other Partner the right to participate in any such ventures. The Partnership may transact business with the Partners.

         5.5      RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNER.

                  (a) NO MANAGEMENT RIGHTS. Except as expressly provided in this
Agreement, the Limited Partner shall not participate in the management or control of the Partnership's business, be authorized to transact any business for the Partnership or have the power to act for or bind the Partnership.

                  (b) LIMITED LIABILITY. Except as provided by the Act or by the terms of this Agreement or any other agreement with the Partnership, the Limited
Partner shall not have any personal liability for the expenses, liabilities or obligations of the Partnership and shall have no personal liability or obligation to make further contributions to the capital of the Partnership.

         5.6      EXCULPATION AND INDEMNIFICATION.

                  (a) EXCULPATION. To the fullest extent permitted by law, no
Permitted Indemnitee shall be liable to the Partnership or any other Person who has an interest in or claim against the Partnership for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such
Permitted Indemnitee in good faith on behalf of the Partnership and in a manner reasonably believed to be within the scope of the authority conferred on such
Permitted Indemnitee by or pursuant to this Agreement.

                   (b) RIGHT TO INDEMNIFICATION. The Partnership may indemnify any and all Permitted Indemnitees against any and all liability and reasonable expense that may be incurred by them in connection with or resulting from any
Proceeding, any appeal in a Proceeding or any inquiry or investigation that could lead to a Proceeding, all to the fullest extent permitted by applicable law. The Partnership may pay or reimburse, in advance of the final disposition of the Proceeding, all reasonable expenses incurred by any Permitted Indemnitee who was, is or is threatened to be made a named defendant or respondent in a
Proceeding to the fullest extent permitted by applicable law. The rights of indemnification provided for in this Section shall be in addition to all rights to which any Permitted Indemnitee may be entitled under any agreement or vote of
Partners or as a matter of law or otherwise. Notwithstanding the foregoing, no indemnity payment from funds of the Partnership (as distinct from funds from other sources, such as insurance) of any indemnity under this subsection shall be payable from amounts allocable to any other Person pursuant to the
Transaction Documents.

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                   (c) INSURANCE. The Partnership may purchase or maintain
insurance on behalf of any Permitted Indemnitee against any liability asserted against him and incurred by him as, or arising out of his status as, a Permitted
Indemnitee, whether or not the Partnership would have the power to indemnify him against the liability under the Act or this Agreement.

                  (d) SAVINGS CLAUSE. If this Section or any portion hereof
shall be invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify and hold harmless each Permitted
Indemnitee as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any Proceeding to the fullest extent permitted by any applicable portion of this Section that shall not have been invalidated and to the fullest extent permitted by applicable law.

                  (e) ACKNOWLEDGEMENT. IT IS EXPRESSLY ACKNOWLEDGED THAT THE
INDEMNIFICATION PROVIDED IN THIS SECTION COULD INVOLVE INDEMNIFICATION OF A
PERSON FOR HIS, HER OR ITS ORDINARY NEGLIGENCE OR UNDER THEORIES OF STRICT
LIABILITY. NOTWITHSTANDING THIS SECTION 5.6, THE OBLIGATIONS OF THE PARTNERSHIP
UNDER THIS SECTION 5.6 SHALL NOT APPLY TO ACTIONS THAT ARE DETERMINED BY A COURT
OF COMPETENT JURISDICTION TO CONSTITUTE GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR
FRAUD.

                                   ARTICLE VI

                    BOOKS, RECORDS, ACCOUNTS AND TAX MATTERS

         6.1      MAINTENANCE OF BOOKS. The General Partner (or such other
Person as the General Partner may designate from time to time) shall cause the
Partnership to keep books and records of account regarding the Partnership's business. The books of account for the Partnership shall be maintained on the accrual basis.

         6.2      FISCAL YEAR.  The fiscal year of the Partnership shall be
determined by the General Partner.

         6.3      BANK AND INVESTMENT ACCOUNTS. The General Partner shall
establish and maintain on behalf of the Partnership such banking and investment arrangements (including arrangements with respect to the establishment and maintenance of accounts with financial institutions) as from time to time become necessary, appropriate or desirable in the opinion of the General Partner. All resolutions set forth in a standard form resolution of any commercial bank or financial or investment institution at which one or more such accounts are established are hereby approved and adopted and shall constitute resolutions duly and validly adopted by the General Partner, on behalf of the Partnership, as if set forth herein and may be certified as such.

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         6.4      TAX REPORTING AND ELECTIONS.

                  (a) The General Partner shall arrange for the preparation and filing of all necessary tax returns for the Partnership. The Partners hereby appoint the General Partner as the "tax matters partner" (as defined in Section
6231(a)(7) of the Code) for federal income tax purposes. As such, the General
Partner shall be authorized to take all action regarding the determination, assessment and collection of federal income tax under Section 6232 of the Code.

                  (b) The General Partner shall cause the Partnership to make such elections for federal income tax purposes as it deems to be in the best interests of the Partnership and the Partners.

                                   ARTICLE VII

                        TRANSFER OF PARTNERSHIP INTERESTS

         7.1      GENERAL. Except as provided in Section 7.2, neither Partner may Transfer any portion of its Interest without the express written consent of the other Partner (which consent may be given or withheld in each Partner's sole, absolute and unfettered discretion). Notwithstanding anything to the contrary herein, no Partner may Transfer any portion of its Interest to any
Benefit Plan Investor. Any Transfer or purported Transfer of an Interest not made in accordance with this Section shall be null and void.

         7.2      TRANSFERS TO AFFILIATES. Notwithstanding the provisions of
Section 7.1, a Partner may, without the consent of the other Partner, Transfer all or a portion of its Interest to an Affiliate of such Partner, so long as such Affiliate is admitted to the Partnership as a Partner pursuant to Section
7.3, and provided further that such Affiliate is not a Benefit Plan Investor.

         7.3      ADMISSION OF TRANSFEREE AS PARTNER.

                  (a) A Transferee of all or part of an Interest in compliance with the provisions of Section 7.1 or 7.2 shall become a Partner with respect to the Transferred Interest only if the Transferor has expressly consented thereto in writing and the Transferee has executed an instrument (in form and substance reasonably satisfactory to the General Partner) accepting, adopting and agreeing to be bound by the terms and conditions of this Agreement. Upon satisfaction of these conditions with respect to a particular Transferee, the Partners shall cause this Agreement (and, if necessary, the Certificate) to be duly amended to reflect the admission of the Transferee as a Partner.

                  (b) Until admitted as a Partner pursuant to subsection (a) of this Section, a Transferee of all or a part of an Interest shall have only the rights afforded to an assignee of a partnership interest pursuant to the Act. A
Transferee that becomes a

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                          LIMITED PARTNERSHIP AGREEMENT
                                 ([      ] L.P.)

Partner shall have, to the extent of the Interest Transferred to it, all of the rights and powers, and shall be subject to all the restrictions and obligations, of a Partner under this Agreement and the Act.

                                  ARTICLE VIII

                    DISSOLUTION, LIQUIDATION AND TERMINATION

         8.1      DISSOLUTION EVENTS. Subject to Section 5.3 and except as
provided in this Section, the Partnership shall be dissolved and its business wound upon the earliest to occur of the following:

                  (a) The sale or other disposition of all or substantially all the assets of the Partnership and the distribution of the proceeds of such sale or other disposition to the Partners;

                  (b) The entry of a decree of judicial dissolution of the
Partnership pursuant to the provisions of the Act;

                  (c) There are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the provisions of the Act and this Agreement; or

                  (d) The occurrence of an event of withdrawal of a general
partner of the Partnership unless the business of the Partnership is continued
in accordance with the provisions of the Act and this Agreement.

         8.2      BANKRUPTCY OF PARTNERS.

                  (a) BANKRUPTCY OF GENERAL PARTNER. Notwithstanding any other provision of this Agreement to the contrary, the Bankruptcy of the General
Partner shall not cause the General Partner to cease to be a general partner of the Partnership and upon the occurrence of such an event, the Partnership shall continue without dissolution.

                  (b) BANKRUPTCY OF LIMITED PARTNER. Notwithstanding any other provision of this Agreement to the contrary, the Bankruptcy, death, disability or declaration of incompetence of the Limited Partner shall not, in and of itself, dissolve the Partnership, but the rights of the Limited Partner to share in the profits and losses of the Partnership and to receive distributions of
Partnership funds shall, on the happening of such an event, devolve upon the
Limited Partner's "personal representative" (as defined in the Act), subject to this Agreement, and the Partnership shall continue as a limited partnership. In no event shall the Limited Partner's personal

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                          LIMITED PARTNERSHIP AGREEMENT
                                 ([      ] L.P.)

representative become a substituted limited partner, except in accordance with
Sections 7.3 and 8.3(a).

         8.3      CONTINUATION OF PARTNERSHIP.

                  (a) Notwithstanding any other provision of this Agreement to the contrary, upon the occurrence of any event that would result in there being no limited partner in the Partnership, the Partnership shall not dissolve and the General Partner or the personal representative of the last remaining Limited
Partner shall agree in writing to continue the business of the Partnership and to the admission of the personal representative of the Limited Partner or its nominee or designee to the Partnership as a limited partner, effective as of the occurrence of the event that caused the last Limited Partner to cease to be a limited partner. Such remaining Limited Partner is hereby authorized to continue the business of the Partnership without dissolution.

                  (b) Upon the occurrence of any event of withdrawal with
respect to the General Partner, the business of the Partnership will be continued if, within 90 calendar days, the Limited Partner elects to continue the business of the Partnership and designates a Person to be the General
Partner of the Partnership upon terms consented to the Limited Partner
(effective as of the occurrence of the event of withdrawal with respect to the
General Partner). If the business of the Partnership is continued, the interest of the General Partner that has withdrawn will be converted to that of a Limited
Partner unless the General Partner remains the General Partner. If the Limited
Partner fails to continue the Partnership's business as provided in this subsection, the Partnership will be liquidated under Section 8.5, subject, however, to Sections 5.3, 8.2(a) and 8.7.

         8.4      WAIVER. Notwithstanding any other provision of this Agreement, each Partner waives any right it might have to agree in writing to dissolve the
Partnership upon the Bankruptcy of a Partner or the occurrence of an event that causes a Partner to cease to be a partner of the Partnership.

         8.5      LIQUIDATION. Subject to Section 8.7, upon the happening of any of the events specified in Section 8.1 and, if applicable, the failure to continue the business of the Partnership under Section 8.3, the General Partner
(or, in the event dissolution is caused by the withdrawal or retirement from the
Partnership of the General Partner, a liquidator selected by the Limited
Partner) shall be the liquidator of the Partnership (the "Liquidator"). The
Liquidator shall as promptly as possible wind up the affairs of the Partnership to the extent necessary to satisfy the debts and obligations of the Partnership.
Until final distribution, the Liquidator shall continue to operate the
Partnership properties subject to the provisions of this Agreement and, in that regard, shall have and may exercise, without further authorization or consent of any of the Partners, all the powers conferred upon the General Partner under the terms of this Agreement. The steps to be accomplished by the Liquidator are as follows:

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                          LIMITED PARTNERSHIP AGREEMENT
                                 ([      ] L.P.)

                  (a) The Liquidator shall pay, satisfy or discharge from
Partnership assets all of the debts, liabilities and obligations of the
Partnership (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of an escrow fund for contingent liabilities in such amount and for such term as the Liquidator may reasonably determine or the assumption by a financially responsible and solvent Person of the Partnership's obligation to pay and discharge such debts, liabilities and obligations); and

                  (b) The Liquidator shall distribute all remaining assets of the Partnership to the Partners in accordance with the provisions of Section
8.6.

         8.6      LIQUIDATING DISTRIBUTIONS TO PARTNERS.

                  (a) Liquidating distributions pursuant to Section 8.5(b) shall be made to the Partners pro rata in accordance with the positive balances in their respective capital accounts.

                  (b) Liquidating distributions may be made in cash or in the form of property. In the event that any property is distributed to the Partners in kind pursuant to this Section, appropriate adjustments shall be made to the
Partners' capital accounts to take account of any variation between the adjusted tax basis and the fair market value of such property at the time of distribution.

                  (c) Upon the liquidation of a Partner's Interest, liquidating distributions with respect thereto shall be made on or before the later of the end of the Partnership's taxable year (determined without regard to section
706(c)(2)(A) of the Code) in which such liquidation occurs or the 90th day after the date of such liquidation. For purposes of this subsection, a liquidation of a Partner's Interest shall be deemed to occur upon the earlier of (1) the date upon which the Partnership is terminated pursuant to section 708(b)(1) of the
Code, (2) the date upon which the Partnership ceases to be a going concern or
(3) the date upon which there is a liquidation of the Partner's Interest within the meaning of section 761(d) of the Code.

                  (d) If the Partnership makes distributions in kind of the
Partnership's property that secures indebtedness, each of the Partners receiving the distribution of property subject to the indebtedness will be severally liable (as among each other, but not for the benefit of others) for its proportionate share of the indebtedness; provided, however, that (1) no Partner will be deemed to have assumed any liability on any indebtedness secured by property distributed to any Partner for which the Partner is not liable under the terms of the instrument creating the indebtedness and (2) the liability of each Partners to the other Partners for any indebtedness secured by property distributed to such Partner will be limited to the value of its interest in the property. Indebtedness secured by property distributed to Partners in kind need not be discharged out of the proceeds of the liquidation of the Partnership.

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                          LIMITED PARTNERSHIP AGREEMENT
                                 ([      ] L.P.)

         8.7      CERTIFICATE OF CANCELLATION. On completion of the liquidating distributions as provided herein, the Partnership shall be considered terminated, and the Liquidator shall file a Certificate of Cancellation with the
Secretary of State of the State of Delaware and shall take such other actions as may be necessary, appropriate or desirable to terminate the Partnership. The establishment of any reserves in accordance with the provisions of Section 8.5 shall not have the effect of extending the term of the Partnership, but any such reserve shall be distributed in the manner provided in Section 8.6 upon expiration of the need for the reserve.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.1      NOTICES. Any notice required to be delivered hereunder shall be in writing. Notices and other communications will be deemed to have been given when dispatched by means of electronic facsimile transmission or three business days after being deposited in the United States mail, postage prepaid, addressed to the Partner to whom the notice is intended to be given at its address set forth below its name on the signature page of this Agreement or, in the case of the Partnership, to the Partnership's principal offices. A Partner may change its address for notices by giving written notice thereof to the
Partnership and each other Partner pursuant to the provisions of this Section.

         9.2      AMENDMENTS. Subject to Section 5.3(b), this Agreement may be amended pursuant to a written agreement executed and delivered by all the
Partners.

         9.3      BINDING EFFECT. This Agreement shall be binding on and shall inure to the benefit of the Partners and their successors and assigns.

         9.4      GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND SHALL
BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

         9.5      SEVERABILITY. If any provision of this Agreement or the
application thereof to any Person or circumstance is held invalid or unenforceable to any extent, that provision shall be fully severable, the remainder of this Agreement and the application of that provision to other
Persons or circumstances shall not be affected thereby and that provision shall be enforced to the greatest extent permitted by law.

         9.6      ENTIRE AGREEMENT. This Agreement constitutes the entire
agreement of the Partners with respect to the subject matter hereof.

         9.7      BENEFITS OF AGREEMENT; NO THIRD PARTY RIGHTS. None of the
provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Partnership or by any creditor of a Partner except for the provisions of Sections 2.4,

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                          LIMITED PARTNERSHIP AGREEMENT
                                 ([      ] L.P.)

5.1, 5.2, 5.3, 5.6, 9.2 and 9.7 and Articles VII and VIII (such provisions being referred to herein as the "Third Party Benefit Provisions"). Nothing in this
Agreement other than the Third Party Benefit Provisions shall be deemed to create any right in any Person (other than the Partners) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any Person not a party hereto (except for the
Third Party Benefit Provisions).

         9.8      LIMITED LIABILITY. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Partnership, and no Partner shall be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Partner.

         9.9      WAIVER OF RIGHT OF PARTITION AND DISSOLUTION. Except as
otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each Partner hereby irrevocably waives any right or power that such
Person might have to cause the Partnership or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Partnership, to compel any sale of all or any portion of the assets of the Partnership pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Partnership. The Partners shall not have any interest in any specific assets of the Partnership, and no Partner shall have the status of a creditor with respect to any distribution pursuant to
Section 4.2. The interests of the Partners in the Partnership are personal property.

                            (SIGNATURE PAGE ATTACHED)

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                          LIMITED PARTNERSHIP AGREEMENT
                                 ([      ] L.P.)

         In witness whereof, the Partners have executed this Agreement effective as of the date first set forth above.

                                GENERAL PARTNER:
                                ----------------

                                [              ]

                                Address:

                                By:  ___________________________________________
                                     NAME:
                                     TITLE:

                                LIMITED PARTNER:
                                ----------------

                                [                ]

                                By:   [          ]

                                Address: [       ]

                                By:  ___________________________________________
                                     NAME:
                                     TITLE:

                                By:  ___________________________________________
                                     NAME:
                                     TITLE:

                                 Signature Page
                          LIMITED PARTNERSHIP AGREEMENT
                                 ([      ] L.P.)

                                    EXHIBIT A
                              TRANSACTION DOCUMENTS

                                    Exhibit A
                          LIMITED PARTNERSHIP AGREEMENT
                                 ([      ] L.P.)